                                                   Exhibit 99.1

July 6, 2011

Wind Works Power Corp: Debt Financing of 7.188 Million Euro Closed for Wind Park Burg I in Germany

Financing to Significantly Increase Corporate Revenue and Wind Farm Production in Germany

OTTAWA, ONTARIO--(Marketwire - July 6, 2011) - Wind Works Power Corp. (OTCQB:WWPW)(FRANKFURT:R5E1)(WKN:A0RPM2) is pleased to announce that debt financing equal to 7.188 million Euro (approx. $10 Million) has now been secured for its 50% owned, fully permitted 4 megawatt (MW) Wind Park Burg I project in Germany. The equity component necessary for construction was previously secured with the sale by Wind Works of half its interests in the project (announced in April 2011). Wind Park Burg I is the first phase of a 2-phase, 10MW wind energy project located near Magdeburg in the eastern part of Germany.

The 16-year debt financing includes 3.45 million Euro for the north turbine and 3.738 million Euro for the southern turbine, for a total of 7.188 million Euro and is subject to pre-construction and construction milestones.

Wind Park Burg I is fully permitted, fully financed and ready for construction to commence in the Fall 2011 through Wind Works' wholly-owned German subsidiary Wind Works Development GmbH, which will act as general contractor. Wind Works announced in January 2011 that they have ordered 2 Enercon E82 turbines for the 4MW project.

"We are looking forward to commence construction on our first German project this Fall. We plan to move aggressively to expand our German project pipeline to a minimum of 100 MW within the next 12 months", comments Dr. Ingo Stuckmann, Wind Works' President and CEO. "In addition to Ontario, Canada and the United States, the German market is very important to our strategic diversification and overall growth objectives."

About Wind Works (i) Zero Emission People

Our mission is to provide the opportunity for people to participate in the development of renewable wind energy projects. We believe in making sound, environmentally conscious investments that are good for our shareholders and our planet. To eliminate one person`s carbon footprint of 10 tons each year (for Germany), it only takes a modern windmill 1 day by producing approx. 20,000 kilowatt hours of zero emission energy. For more information, please visit: www.windworkspower.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT INFORMATION: Investor Relations Taylor Capitol, Inc. Stephen Taylor (973) 351-3868 info@thestockalerts.com www.thestockalerts.com INDUSTRY: Energy and Utilities - Utilities